EMPLOYMENT AGREEMENT

Between

SHILOH INDUSTRIES, INC.

And

THEODORE K. ZAMPETIS

- i -

- ii -

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made effective as of the 1st day of February, 2002, is made by and between SHILOH INDUSTRIES, INC., a Delaware corporation having its principal place of business in Cleveland, Ohio (the “Company”), and THEODORE K. ZAMPETIS, a resident of West Bloomfield, Michigan (the “Executive”).

The Company desires to employ the Executive, and the Executive is willing to accept employment with the Company and render services to the Company, in accordance with the terms hereinafter set forth.

Accordingly, the Company and the Executive agree as follows:

ARTICLE I

Duties

1.01     Duties as President.    Executive is currently on the Board of Directors of the Company (the “Board”). During the term of this Agreement (as defined in Article II), Executive shall be employed in the position of and serve as President and Chief Executive Officer of the Company and continue to serve and fulfill his term and any renewal term as a member of the Board. During the term of this Agreement Executive’s duties and the officers reporting to Executive will be determined by the Chairman of the Board after consultation with the Executive.

1.02     Efforts of Executive.    During the term of this Agreement, and excluding any periods of vacation, sick leave or disability to which the Executive is entitled, the Executive agrees to devote the Executive’s full attention and time to the business and affairs of the Company and to use the Executive’s best efforts to perform faithfully, diligently and efficiently the duties and responsibilities of the Executive’s position as described herein.

1.03     Other Activities.    During the term of this Agreement, it shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (c) manage personal investments so long as such activities do not significantly interfere with the performance of the Executive’s duties in accordance with this Agreement.

1.04     Relocation of Executive.    The Executive acknowledges and agrees that a material condition for the Company entering into this Agreement with the Executive was the Agreement of the Executive to move his personal residence, in a timely manner and consistent with the provisions of Section 4.05, from West Bloomfield, Michigan to the greater Cleveland, Ohio area.

ARTICLE II

Term of Agreement

2.01    Initial Term.    Subject to the termination provisions hereinafter provided, the initial term of this Agreement shall be February 1, 2002 through January 31, 2007 (the “Initial Term”).

2.02    Failure to Renew.    If at the end of the Initial Term the parties do not mutually agree in writing to the continuation of this Agreement or the employment of the Executive hereunder, this Agreement and the employment of the Executive hereunder shall terminate without notice.

ARTICLE III

Compensation

3.01    Common Stock in Lieu of Base Salary.    During the first three (3) years of the Initial Term of this Agreement, the Company shall not pay the Executive an annual base salary in cash, but rather the Company shall pay the Executive an annual base salary, in arrears, and in unrestricted shares of its $.01 par value common stock (“Common Stock”). The number of shares of Common Stock to be issued to the Executive, in arrears, as annual base salary during the first three (3) years of the Initial Term of this Agreement (“Annual Noncash Base Salary”) and the dates of such issuance of Common Stock to the Executive are set forth on Exhibit A attached hereto.

Further upon a Change in Control of the Company as defined under Section 6.03 of this Agreement, all of the shares of Common Stock to be issued to the Executive as Annual Noncash Base Salary during the Initial Term of this Agreement and pursuant to Exhibit A attached hereto, shall immediately become vested and issued to the Executive upon such Change in Control.

3.02    Base Salary in Cash.    During the fourth and fifth years of the Initial Term of this Agreement, the Company shall pay the Executive in cash, in accordance with the normal payroll practices of the Company for senior executives, and in installments not less frequently than monthly, an annual base salary (“Annual Cash Base Salary”). The Annual Cash Base Salary to be paid to the Executive during the fourth and fifth years of this Agreement shall be mutually agreed to between the Chairman of the Board and the Executive, however, such Annual Cash Base Salary shall not be less than Four Hundred Fifty Thousand Dollars ($450,000) per year.

3.03    Bonus.    During the Initial Term of this Agreement, the Executive shall be eligible to participate in the Company’s short-term incentive plan (the “Bonus Plan”) which provides annual incentive bonuses to eligible executives of the Company. The Bonus Plan provides for an aggregate annual bonus pool (the “Aggregate Amount”) equal to five percent (5%) of the Company’s operating earnings.

The Executive’s annual bonus to be paid out of the Aggregate Amount under the Bonus Plan, if any, (“Annual Bonus”) shall be determined by the Board and seventy-five percent (75%) of such Annual Bonus shall be based upon the Executive meeting the corporate goal for return on equity established by the Board, and twenty-five percent (25%) of such Annual Bonus shall be based upon the Executive meeting specific, project oriented goals established by the Board.

ARTICLE IV

Other Benefits

4.01 Incentive Stock Option Plan and Supplemental Executive Retirement Plan. In addition to Annual Noncash Base Salary, the Annual Cash Base Salary and the Annual Bonus set forth in Article III above, the Executive shall be entitled to participate in the following:

(a)    Stock Options:    Immediately prior to the execution of this Agreement, the Company granted to the Executive certain incentive stock options, in shares of Common Stock of the Company, pursuant to the terms and conditions of the incentive stock option agreement attached hereto as Exhibit B (the “Incentive Stock Option Agreement”).

In addition, the Company further agrees to recommend to the shareholders of the Company, at a special meeting of the shareholders of the Company to be held as soon as reasonably practical hereafter, that the Amended and Restated 1993 Key Employee Stock Incentive Plan attached hereto as Exhibit C (the “Stock Incentive Plan”) and which forms the basis for the incentive stock options previously granted to the Executive, be amended so as to permit the Company to immediately grant additional incentive stock options to the Executive, for another two hundred fifty thousand (250,000) shares of Common Stock of the Company. Upon the approval by the shareholders of the Company to amend the Stock Incentive Plan as provided above, the Company shall take the appropriate actions necessary, including obtaining formal Board and/or committee approval as necessary, to execute and deliver to the Executive, an additional Incentive Stock Option Agreement substantially in the form attached hereto as Exhibit B, and pursuant to which two hundred fifty thousand (250,000) additional stock options, as set forth therein, are granted to the Executive.

(b)    Supplemental Executive Retirement Plan:    Simultaneously with the execution of this Agreement, the Company shall establish a supplemental executive retirement plan for the benefit of the Executive (the “SERP”) and in an effort to supplement retirement benefits to the Executive upon retirement from the Company. A copy of the SERP is attached hereto as Exhibit D.

If not specifically set forth above in Section 4.01, the Executive shall not be entitled to participate in any other incentive, savings or retirement plan, practice, policy or program applicable to other senior executives of the Company.

4.02    Welfare Benefits.    During the period of his active employment, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs provided by the Company (including, and without limitation, medical, vision, prescription, dental, disability, employee life, group life, dependent life and dismemberment, accidental death and dismemberment, and travel accident insurance plans and programs) and applicable to other senior executives of the Company, as such plans and programs may be amended from time to time.

4.03    Fringe Benefits.    During the period of his active employment the Executive shall be entitled to other fringe benefits applicable to other senior executives of the Company, including a Company credit card which shall only be used for Company business.

4.04    Business Expenses.    During the period of his active employment the Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by the Executive upon the Company’s receipt of accountings in accordance with practices, policies and procedures applicable to other senior executives of the Company.

4.05    Relocation Expenses.    Within one hundred eighty (180) days after the date of this Agreement, the Company shall purchase from the Executive, the Executive’s personal residence located at 4525 Strandwyck Road, West Bloomfield, Michigan, and the Executive shall establish and maintain during the term of this Agreement and/or the Executive’s employment with the Company, a personal residence in the greater Cleveland, Ohio metropolitan area. The purchase price to be paid by the Company to the Executive for his personal residence in West Bloomfield, Michigan shall be the average price pursuant to three (3) separate written residential real estate appraisals of the Executive’s personal residence. The real estate appraisers selected to appraise the Executive’s personal residence shall be mutually agreeable to the Company and the Executive, and the cost of such appraisals shall be paid for by the Company.

In addition to the above, any and all reasonable, ordinary and necessary relocation expenses, including temporary accommodation expenses, incurred by the Executive in moving and relocating his personal residence from West Bloomfield, Michigan to the greater Cleveland, Ohio area shall be paid for by the Company or reimbursed to the Executive upon verification and accounting of the same.

4.06    Automobile.    During the period of his active employment, and in accordance with its applicable policies, the Company shall furnish and/or provide to the Executive an automobile or automobile allowance in accordance with the Company’s current executive plan.

4.07    Office and Support Staff.    During the period of his active employment the Executive shall be entitled to an office with furnishings and other appointments, and to personal secretarial and other assistance provided with respect to other senior executives of the Company but which is consistent with and appropriate to his position as President and Chief Executive Officer.

4.08    Vacation.    During the period of his active employment the Executive shall be entitled to paid vacation time of twenty (20) working days per year in accordance with the plans, practices, policies and programs applicable to other executives of the Company. Vacation time earned but not utilized by the Executive in any particular year hereunder shall, at the option of the Executive at the end of such applicable year, either accrue for future use or be paid to the Executive. Any unused vacation time paid to the Executive shall be paid pro rata based upon the greater of the then current Annual Cash Base Salary of the Executive or Four Hundred Fifty Thousand Dollars ($450,000). At the end of the period of Executive’s active employment with the Company, any vacation time accrued and/or earned and not utilized and for which the Executive has not been compensated for, shall be paid pro rata to the Executive based upon the greater of the then current Annual Cash Base Salary of the Executive or Four Hundred Fifty Thousand Dollars ($450,000).

ARTICLE V

Termination of Employment

5.01    Termination of Employment for Cause or by the Executive for Other than for Good Reason.    If, before the end of the Initial Term or renewal term, if any, the Company terminates the Executive’s employment for Cause or the Executive terminates employment other than for Good Reason, then the Company shall pay or transfer as applicable to the Executive, in a lump sum or shares of Common Stock, as applicable, immediately after the Date of Termination that portion of the Executive’s Annual Base Cash Salary, if any, which is accrued but unpaid as of such Date of Termination or the pro rata portion of the Executive’s Annual Noncash Base Salary, if any, based upon Exhibit A attached hereto, which is accrued but unpaid as of such Date of Termination, but the Executive shall not be entitled to receive any additional compensation or benefits under this Agreement. In the event that the Executive so terminates the Executive’s employment other than for Good Reason, the Executive shall have no further obligation or liability under this Agreement other than any obligation arising under any applicable provision of Article VII.

5.02    Termination of Employment by the Company without Cause or by the Executive for Good Reason.    If Executive’s employment is terminated during the Initial Term or any renewal term without Cause, or by the Employee for Good Reason, then Executive shall be entitled to the following:

(a)    that portion of the Executive’s Annual Cash Base Salary which is accrued but unpaid as of the Date of Termination;

(b)    continuation of the Executive’s Annual Cash Base Salary and if applicable, Annual Noncash Base Salary if the Executive’s employment is terminated during the Initial Term by the Company without Cause or by the Executive for Good Reason. Executive’s Annual Cash Base Salary and if applicable, Annual Noncash Base Salary shall continue, as applicable, for the period beginning on the Date of Termination and ending on the last day of the Initial Term, such Annual Cash Base Salary payable no less frequently than monthly in accordance with the Company’s normal payroll policy for senior executives and such Annual Noncash Base Salary to be paid in Common Stock pursuant to Exhibit A attached hereto;

(c)    the Executive’s pro rata bonus (“Pro Rata Bonus”) for the then current fiscal year of the Company that has not ended prior to the Date of Termination (“Termination Performance Period”), which shall be equal to the product of the Executive’s Annual Bonus for the fiscal year ended immediately preceding the Date of Termination multiplied by a fraction, the numerator of which is the number of days in the Termination Performance Period which elapsed prior to the Date of Termination, and the denominator of which is three hundred sixty-five (365) days;

(d)    if not already vested, the immediate vesting of all incentive stock options granted hereunder as provided in Exhibit B; and

(e)    the benefits provided for under the SERP established by the Company for the benefit of the Executive.

In addition, Executive and his family shall be entitled to continuation of his medical benefits through the last day of the Initial Term, provided that the amount of such benefits shall be reduced or eliminated to the extent the Executive becomes entitled to similar benefits by virtue of his subsequent employment after the Date of Termination.

5.03    Termination of Employment for Death or Disability.    If, before the end of the Initial Term or renewal term, if any, the Executive’s employment terminates due to death or Disability, the Company shall pay to the Executive (or to the Executive’s Beneficiary, as defined in Section 8.03) in a lump sum immediately after the Date of Termination an amount which is equal to the sum of the following:

(a)    that portion of the Executive’s Annual Cash Base Salary if any, which is accrued but unpaid as of the Date of Termination;

(b)    the pro rata portion of the Executive’s Annual Noncash Base Salary if any, based upon Exhibit A attached hereto, which is accrued but unpaid as of the Date of Termination;

(c)    the Executive’s Pro Rata Bonus for the Termination Performance Period calculated in accordance with Section 5.02(c);

(d)    if not already vested, the immediate vesting of all incentive stock options granted as provided in Exhibit B; and

(e)    the benefits provided for under the SERP established by the Company for the Executive.

5.04    Other Termination Benefits.    In addition to any amounts or benefits payable upon termination of employment hereunder and except as otherwise provided herein, the Executive shall be entitled to any payments or benefits required by applicable law or expressly provided under the terms of any loan, policy or program of the Company, if any, as the same may exist on the Date of Termination and not specifically addressed in this Agreement.

ARTICLE VI

Certain Definitions

6.01    “Disability” means any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six (6) months, and that renders the Executive unable to perform the duties required under this Agreement. The date of the determination of Disability is the date on which the Executive is certified as having incurred a Disability by a physician mutually acceptable to the Company and the Executive.

6.02    “Cause” means (a) the Executive’s conviction of or plea of guilty or nolo contendere to any felony or other crime involving dishonesty or moral turpitude; (b) any serious misconduct or negligence in the course of the Executive’s employment as reasonably determined by the Board; (c) the Executive’s habitual neglect of the Executive’s duties (other than on account of Disability) or the violation of a material Company policy after notice thereof; or (d) the breach by the Executive of the terms of the Noncompetition, Nondisclosure and Patent Assignment Agreement attached hereto as Exhibit E, except that Cause shall not mean:

(a)    an isolated instance of bad judgment or negligence;

(b)    any act or omission believed by the Executive in good faith and confirmed by the Board using reasonable judgment to have been in or not opposed to the interest of the Company (without intent of the Executive to gain therefrom, directly or indirectly, a profit to which the Executive was not legally entitled);

(c)    any act or omission with respect to which a determination has been made by the Board that the Executive met the applicable standard of conduct for indemnification or reimbursement under the Code of Regulations of the Company, any applicable indemnification agreement or the laws and regulations under which the Company is governed, in each case in effect at the time of such act or omission; or

(d)    any act or omission which occurred, and was also widely known among the Board of the Company to have occurred, more than twelve (12) months before the Date of Termination.

6.03    “Change in Control” means the occurrence of any of the following events:

(a)    When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) an 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding MTD Products Inc or any of its subsidiaries or related parties, the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by MTD Products Inc or any of its subsidiaries or related parties, the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding capital stock; provided, however, that with respect to any director or senior executive including the Executive, who on the effective date of this Agreement is the beneficial owner or has the right pursuant to contract or otherwise to acquire or receive five percent (5%) or more of such capital stock outstanding on such effective date, capital stock so owned or acquired pursuant to any such options, contract or otherwise, shall not be counted in determining such twenty percent (20%) or more combined voting power;

(b)    When, during any period of twenty-four (24) consecutive months during the existence of this Agreement, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twenty-four (24) month period) or by prior operation of this Section 6.03(b); or

(c)    The completion of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company, a subsidiary of the Company, or MTD Products Inc or any of its subsidiaries or related parties, through purchase of assets or otherwise or any merger of the Company with or into another company except for a subsidiary of the Company, MTD Products Inc or any of its subsidiaries or related parties, (unless the persons who were shareholders of the Company immediately prior to such transaction own more than seventy percent (70%) of the voting stock and value of the surviving company immediately following such merger in substantially the same proportions as they owned immediately prior to the merger).

Provided, however, that if Executive, in his individual capacity, is a party to an agreement under which Executive agrees to the consummation of a transaction which is a Change of Control as described in subparagraphs (a) or (c) above or if Executive pursuant to that agreement becomes an equity holder in the Company or any entity which acquires the Company, then notwithstanding the foregoing provisions of Section 6.03 of this Agreement, unless the Company and Executive shall in writing otherwise agree, such transaction shall not be deemed to be a Change of Control.

6.04    “Good Reason” means the occurrence of any one of the following events:

(a)    a material change in the duties of Executive or personnel reporting to Executive materially and adversely inconsistent with or inappropriate to the Executive’s position as specified in Article I hereof or as subsequently agreed by Executive, including status, offices, or responsibilities as contemplated under Article I of this Agreement or any other action by the Company which results in a material and adverse change in such position, status, offices, titles or responsibilities made without Executive’s advice and consent,

(b)    the failure of the Company to assign this Agreement to a successor to the Company,

(c)    any failure by the Company to comply with any material provision of this Agreement, or

(d)    change in the principal location at which the Executive is to perform his duties to a location more than seventy-five (75) miles from the City of Cleveland without the Executive’s consent,

if the Company fails to cure such event within thirty (30) days after written notice from the Executive; provided, however, that if the event is knowing or repeated, the Executive shall not be required to provide written notice or an opportunity to cure.

Notwithstanding any other provision in this Section 6.04, the Executive shall have Good Reason to terminate employment with the Company for any or no reason during the three (3) month period following the date on which a Change in Control occurs, unless the Executive in writing waives such right.

6.05    “Date of Termination” means the date as of which the Executive’s active employment with the Company is terminated by the Company or by the Executive for any reason including, but not limited to, death or Disability.

ARTICLE VII

Restrictive Covenants

7.01    Noncompetition Agreement.    Executive agrees to execute at the time of execution of this Agreement the Company’s Noncompetition, Nondisclosure and Patent Assignment Agreement attached hereto as Exhibit E. Notwithstanding any provisions of Exhibit E, Executive acknowledges and agrees that he will continue to be bound by that Agreement for one (1) year after the date he ceases receiving payments of Annual Base Salary pursuant to this Agreement.

ARTICLE VIII

Miscellaneous

8.01    Successors.    This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s estate and shall be binding on the Company or any successor to the Company.

8.02    Beneficiary.    If the Executive dies prior to receiving any of the salary and bonus and any other amounts payable hereunder, such salary, bonus and other amounts shall be paid in a lump sum payment to the beneficiary designated in writing by the Executive (“Beneficiary”) and if no such Beneficiary is designated, to the Executive’s estate.

8.03    Nonalienation of Benefits.    Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and, except as provided in Section 8.02, any such attempt to dispose of any right to benefits payable hereunder shall be void.

8.04    Severability.    If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

8.05    Amendment and Waiver.    This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

8.06    Notices.    All notices and other communications hereunder shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	Shiloh Industries, Inc. 5389 West 130th Street Cleveland, Ohio 44130 Attn: Chairman of the Board

If to the Executive:	Mr. Theodore K. Zampetis 4525 Standwyck Road W. Bloomfield, Michigan 48322-2233

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

8.07    Full Settlement.    In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced, except as otherwise specifically provided herein, by any compensation earned by the Executive as a result of employment by another employer.

8.08    Counterpart Originals.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.09    Entire Agreement.    This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.

8.10    Effect on Other Agreements.    This Agreement shall supersede all prior agreements, promises and representations regarding severance or other payments contingent upon termination of employment.

8.11    Filing with SEC/Shareholder Submission.    Executive acknowledges that the Company expects to file this Agreement as an exhibit to one of the Company’s periodic filings with the Securities and Exchange Commission, and Executive consents to such action.

8.12    Applicable Law.    The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Ohio, without regard to its choice of law principles.

8.13    Legal Fees.    The Company agrees to pay Executive’s reasonable legal fees in connection with this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date hereinafter written.

SHILOH INDUSTRIES, INC.

By:	/s/ Curtis E. Moll	Date:
	Curtis E. Moll Chairman of the Board EXECUTIVE /s/ Theodore K. Zampetis	Date:
Theodore K. Zampetis

Exhibit A

SHILOH INDUSTRIES, INC.

ANNUAL NONCASH BASE SALARY

Number of Shares of Common Stock	Issuance Date
350,000	January 31, 2003
300,000	January 31, 2004
250,000	January 31, 2005

Exhibit B

SHILOH INDUSTRIES, INC.

INCENTIVE STOCK OPTION AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of January 25, 2002 (the “Date of Grant”), by and between Shiloh Industries, Inc., a Delaware corporation (the “Company”), and Theodore K. Zampetis (“Participant”).

1.
        Grant of Stock Option.    Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Company’s Amended and Restated 1993 Key Employee Stock Incentive Plan (the “Plan”), the Company hereby grants to Participant as of the Date of Grant the option right (the “Option Right”) to purchase 250,000 shares (the “Optioned Shares”) of the Company’s $.01 par value common stock (“Common Stock”). The Option Right may be exercised from time to time in accordance with the terms of this Agreement. The price at which the Optioned Shares may be purchased pursuant to the Option Right shall be $1.70 per share subject to adjustment as hereinafter provided (the “Option Price”). The Option Right is intended to be an “incentive stock option” within the meaning of that term under Section 422 of the Code, or any successor provision thereto. Except to the extent of the $100,000 limitation set forth in Section 422(d) of the Code, the Option Right is intended to be an “incentive stock option” within the meaning of that term under Section 422 of the Code, or any successor provision thereto; this Agreement shall be construed in a manner that will enable this Option Right to be so qualified. To the extent, if any, that the $100,000 limitation set forth in Section 422(d) of the Code is exceeded, the Option Right shall constitute two separate options with the first option covering the number of shares of Common Stock up to the $100,000 limitation intended to be an incentive stock option and the second option covering any excess Common Stock intended to be a nonqualified stock option.

2.
        Term of Option Right.    The term of the Option Right shall commence on the Date of Grant and, unless earlier terminated in accordance with Section 6 hereof, shall expire ten (10) years from the Date of Grant.

3.
        Right to Exercise.    Subject to Section 6 hereof, the Option Right will be exercisable to the extent of one-third ( 1/3) of the Optioned Shares covered by the Option Right after Participant shall have been in the continuous employ of the Company for one (1) full year from the Date of Grant and to the extent of an additional one-third ( 1/3) thereof after each of the next two (2) successive years thereafter during which Participant shall have been in the continuous employ of the Company. Notwithstanding the foregoing, in no event shall Participant be entitled to acquire a fraction of one Optioned Share pursuant to the Option Right. Participant shall be entitled to the privileges of ownership with respect to Optioned Shares purchased and delivered to Participant upon the exercise of all or part of the Option Right.

4.
        Option Right Nontransferable.    The Option Right granted hereby shall be neither transferable nor assignable by Participant other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of Participant, only by Participant, or in the event of his or her legal incapacity, by his or her guardian or legal representative acting on behalf of Participant in a fiduciary capacity under state law and court supervision.

5.
        Notice of Exercise; Payment.    To the extent then exercisable, the Option Right may be exercised by written notice to the Company stating the number of Optioned Shares for which the Option Right is being exercised and the intended manner of payment. Payment equal to the aggregate Option Price of the Optioned Shares for which the Option Right is being exercised shall be tendered in full with the notice of exercise to the Company in cash in the form of currency or check or other cash equivalent acceptable to the Company. Participant may also tender the Option Price by (a) the actual or constructive transfer to the Company of nonforfeitable, nonrestricted Common Stock that has been owned by Participant for (i) more than one (1) year prior to the date of exercise and for more than two (2) years from the date on which the Option Right was granted, if they were originally acquired by Participant pursuant to the exercise of an incentive stock option, within the meaning of Section 422 of the Code or (ii) more than six (6) months prior to the date of exercise, if they were originally acquired by Participant other than pursuant to the exercise of an incentive stock option, or (b) by any combination of the foregoing methods of payment, including a partial tender in cash and a partial tender in nonforfeitable, nonrestricted Common Stock. Nonforfeitable, nonrestricted Common Stock that is transferred by Participant in payment of all or any part of the Option Price shall be valued on the basis of its Market Value per share on the date of transfer. The requirement of payment in cash shall be deemed satisfied if Participant makes arrangements that are satisfactory to the Company with a broker that is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of Optioned Shares that are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate Option Price plus payment of any applicable withholding taxes, and pursuant to which the broker undertakes to deliver to the Company the amount of the aggregate Option Price plus payment of any applicable withholding taxes on a date satisfactory to the Company, but not later than the date on which the sale transaction will settle in the ordinary course of business. As a further condition precedent to the exercise of the Option Right, Participant shall comply with all regulations and requirements of any regulatory authority having control of, or supervision over, the issuance of the Common Stock and in connection therewith the Participant shall execute any documents that the Board shall in its sole discretion deem necessary or advisable. The date of Participant’s written notice shall be the exercise date.

6.	Termination of Agreement. This Agreement and the Option Right granted hereby shall terminate automatically and without further notice on the earliest of the following dates:

(a)    Ninety (90) days after (i) Participant’s retirement under a retirement plan of the Company at the earliest voluntary retirement age provided for therein or retirement at an earlier age with the consent of the Board or (ii) the termination of Participant’s employment with the Company by the Company without Cause or by the Participant for Good Reason;

(b)    One (1) year after Participant’s death or Disability if such death or Disability occurs (i) while Participant is employed by the Company or (ii) within the ninety (90) day period described in Section 6(a) hereof;

(c)    Thirty (30) days after Participant ceases to be an employee of the Company for any reason other than as described in Section 6(a) or 6(b) hereof; or

(d)    Ten (10) years from the Date of Grant.

Notwithstanding the foregoing, in the event that Participant’s employment is terminated for Cause, this Agreement shall terminate at the time of such termination notwithstanding any other provision of this Agreement and the Option Right will cease to be exercisable to the extent exercisable as of such termination and will not become exercisable after such termination. For purposes of this Agreement, “Cause”, “Good Reason” and “Disability” shall be as defined in the employment agreement to which this Agreement is attached as Exhibit B.

This Agreement shall not be exercisable for any number of Optioned Shares in excess of the number of Optioned Shares for which this Agreement is then exercisable, pursuant to Sections 3 and 7 hereof, on the date of Participant’s termination of employment with the Company. For the purposes of this Agreement, the continuous employment of Participant with the Company shall not be deemed to have been interrupted, and Participant shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of his or her employment among the Company and its subsidiaries or a leave of absence approved by the Board.

7.
        Acceleration of Option Right.    The Option Right granted hereby shall become immediately exercisable in full in the event of a Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:

(a)    When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) an 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding MTD Products Inc or any of its subsidiaries or related parties, the Company, any subsidiary of the Company, and any employee benefit plan sponsored or maintained by MTD Products Inc or any of its subsidiaries or related parties, the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding capital stock; provided, however, that with respect to any director or senior executive including the Executive, who on the effective date of this Agreement is the beneficial owner or has the right pursuant to contract or otherwise to acquire or receive five percent (5%) or more of such capital stock outstanding on such effective date, capital stock so owned or acquired pursuant to any such options, contract or otherwise, shall not be counted in determining such twenty percent (20%) or more combined voting power;

(b)    When, during any period of twenty-four (24) consecutive months during the existence of this Agreement, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such twenty-four (24) month period) or by prior operation of this Section 7(b); or

(c)    The completion of a transaction requiring shareholder approval for the acquisition of the Company by an entity other than the Company, a subsidiary of the Company, or MTD Products Inc or any of its subsidiaries or related parties, through purchase of assets or otherwise or any merger of the Company with or into another company except for a subsidiary of the Company, MTD Products Inc or any of its subsidiaries or related parties, (unless the persons who were shareholders of the Company immediately prior to such transaction own more than seventy percent (70%) of the voting stock and value of the surviving company immediately following such merger in substantially the same proportions as they owned immediately prior to the merger).

Provided, however, that if Participant, in his individual capacity, is a party to an agreement under which Executive agrees to the consummation of a transaction which is a Change of Control as described in subparagraphs (a) or (c) above or if Participant pursuant to that agreement becomes an equity holder in the Company or any entity which acquires the Company, then notwithstanding the foregoing provisions of Section 7 of this Agreement, unless the Company and Participant shall in writing otherwise agree, such transaction shall not be deemed to be a Change of Control.

8.
        No Employment Contract.    Nothing contained in this Agreement shall confer upon Participant any right with respect to continuance of employment by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of Participant.

9.
        Taxes and Withholding.    To the extent that the Company shall be required to withhold any federal, state, local or foreign taxes in connection with the exercise of the Option Right, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the exercise of the Option Right that the Participant shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof.

10.
        Compliance with Law.    The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Option Right shall not be exercisable if the exercise thereof would result in a violation of any such law.

11.
        Adjustments.    The Board may make or provide for such adjustments in the number of Optioned Shares covered by the Option Right, in the Option Price applicable to the Option Right, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of Participant’s rights that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization, or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation, or other distribution of assets or issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for the Option Right such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Option Right.

12.
        Availability of Common Shares.    The Company shall at all times until the termination of the Option Right reserve and keep available, either in its treasury or out of its authorized but unissued Common Stock, the full number of Optioned Shares deliverable upon the exercise of the Option Right.

13.
        Amendments.    Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the right of Participant under this Agreement without Participant’s consent.

14.
        Severability.    In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.
        Relation to Plan.    This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Unless otherwise provided for herein, capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the Option Right or its exercise.

16.
        Successors and Assigns.    Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Participant, and the successors and assigns of the Company.

17.
        Governing Law.    The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

18.
        Notices.    Any notice to the Company provided for herein shall be in writing to the Company and any notice to Participant shall be addressed to Participant at his address on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class certified or registered mail, postage and fees prepaid, return receipt requested, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

19.
        Mandatory Notice of Disqualifying Disposition.    Without limiting any other provision hereof; Participant hereby agrees that if Participant disposes (whether by sale, exchange, gift or otherwise) of any of the Optioned Shares acquired pursuant to the exercise of an incentive stock option within two (2) years of the Date of Grant or within one (1) year after the transfer of such share or shares to Participant, Participant shall notify the Company of such disposition in writing within thirty (30) days from the date of such disposition. Such written notice shall state the principal terms of such disposition and the type and amount of the consideration received for such share or shares by Participant in connection therewith.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Participant has also executed this Agreement in duplicate, as of the day and year first above written.

SHILOH INDUSTRIES, INC.

By:
Name: Curtis E. Moll Title: Chairman of the Board

The undersigned Participant hereby acknowledges receipt of an executed original of this Incentive Stock Option Agreement.

Theodore K. Zampetis, Participant

Exhibit C

“Intentionally Omitted”

Exhibit D

THEODORE K. ZAMPETIS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This Agreement is made effective February 1, 2002 (although signed at a later date) by and between SHILOH INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as “Company”) and THEODORE K. ZAMPETIS, a key employee of Company (hereinafter referred to as “Participant”).

RECITALS

WHEREAS, simultaneously herewith the Participant has become the Chief Executive Officer of the Company pursuant to the terms and conditions of a certain employment agreement dated an even date herewith with the Company (the “Employment Agreement”); and

WHEREAS, Company desires to ensure the continued services and motivation of the Participant during his employment with the Company by adopting a non-qualified retirement plan for his benefit, such plan to be known as the Theodore K. Zampetis Supplemental Executive Retirement Plan (the “Plan”); and

WHEREAS, the Plan and this Agreement is intended to fulfill the obligations of the Company pursuant to Section 4.01(b) of the Employment Agreement;

NOW, THEREFORE, in consideration of the Participant’s employment with the Company and the services to be performed in the future for the Company and based upon the mutual promises and covenants herein contained, Company and Participant agree as follows (all capitalized terms shall have the meaning assigned in the body of this Agreement and, to the extent not defined at the time of first use, all capitalized terms, words and phrases shall have the meanings assigned in Section IV hereinafter or as applicable, the Employment Agreement):

SECTION I

BENEFITS

1.1    Normal Retirement Benefit.    On January 31, 2007, which is the last day of the Initial Term of the Employment Agreement, or at the sole election of the Participant at such later date of formal retirement from the Company (collectively the “Retirement Date”), the Participant shall be entitled to the Deferral Benefit in his Deferred Benefit Account. Payment from the Deferred Benefit Account shall be made to the Participant in one lump sum amount and in accordance with Section 1.6 hereof. Further, payment shall be made within ninety (90) days of the Participant’s Retirement Date.

1.2    Death.    Upon the death of Participant, prior to receiving the Deferral Benefit in one lump sum payment as set forth in Section 1.1 above, the Participant’s Beneficiary shall receive from the Deferred Benefit Account, within ninety (90) days of the date of the death of the Participant, the Deferral Benefit.

1.3      Disability.    In the event Participant becomes Disabled as defined in the Employment Agreement, Participant shall, within ninety (90) days thereof, receive from the Deferred Benefit Account, a lump sum payment amount equal to the amount in the Deferred Benefit Account.

1.4    Termination of Employment.    If Participant’s employment with the Company is terminated prior to January 31, 2007 by the Company without Cause or by the Participant for Good Reason (as both terms are defined in the Employment Agreement), Participant shall remain in the Plan and shall continue to accrue and be eligible for the Deferral Benefit hereunder. Payment from the Deferred Benefit Account to the Participant shall be in such amount and shall commence in accordance with the terms of Sections 1.1 and 1.2 above.

1.5    Other Termination of Employment.    If the Participant’s employment with the Company is terminated prior to January 31, 2007 by the Company for Cause or by the Participant for other than Good Reason (as both terms are defined in the Employment Agreement), all benefits under this Plan including all amounts in the Deferred Benefit Account and the Deferral Benefit shall be forfeited by the Participant and the Plan shall terminate and all benefits accumulated under the Plan including the Deferral Benefit and all amounts in the Deferred Benefit Account shall be distributed to the Company.

1.6    Form of Benefit Payment.    (a) Upon the happening of an event described in Sections 1.1, 1.2, 1.3 or 1.4 above, the Company shall pay to the Participant from the Deferred Benefit Account at the time set forth in such applicable section, the amount specified in such applicable section.

1.7    The Trust.    A Trust to be known as the Rabbi Trust for the Plan (the “Company Trust”) will be established pursuant to a Trust Agreement between the Company and the Trustee and is intended to be maintained as a “grantor trust” under Section 671 of the Internal Revenue Code of 1986 as amended. The assets of the Company Trust will be held, invested and disposed of by the Trustee in accordance with the terms of the Company Trust, for the exclusive purpose of paying Plan benefits to Participant or his Beneficiary as and when due under the Plan. The assets of the Company Trust shall at all times be subject to the claims of the Company’s general creditors in the event of the Company’s insolvency or bankruptcy. To the extent that Participant or Beneficiary has a right to receive payments of Plan benefits from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. A form of the Company Trust is attached as Exhibit B.

1.8    Contributions and Expenses.    The Company will, from time to time, make contributions to the Company Trust in accordance with the applicable Trust Agreement and the Plan. Benefits payable under the Plan are intended first to be paid from the Company Trust. To the extent the funds in the Company Trust are not sufficient (or are not paid by the Trustee), all Plan benefits shall be paid by the Company.

1.9    Trustee Duties.    The powers, duties and responsibilities of the Trustee shall be as set forth in the Trust Agreement and nothing contained in the Plan, either expressly or by implication, shall impose any additional powers, duties or responsibilities upon the Trustee. The Trustee shall make investments in the Trust as directed by the Company, consistent with the provisions of the Plan and the Trust Agreement. The Trustee may hold insurance policies, cash and other liquid investments in such amounts as the Company may deem appropriate.

1.10    Reversion of Trust Funds to Company.    The Company shall have no beneficial interest in the Company Trust and no part of the Company Trust shall revert or be repaid to the Company, except as expressly provided in this Plan or the Trust Agreement which establishes the Company Trust.

SECTION II

DESIGNATION OF BENEFICIARY

2.1    (a) Designation Procedure.    Participant may designate one beneficiary or several beneficiaries (such beneficiary or beneficiaries of Participant herein referred to as the “Beneficiary”) to receive any balance, or portion thereof, of his Plan benefits which may be payable under the Plan upon his death. To be effective, each designation must be in writing, signed and delivered to the Company by Participant prior to Participant’s death. Participant may name one or more primary beneficiaries and one or more secondary, contingent beneficiaries; provided that if Participant names more than one primary beneficiary, Participant shall designate the percentage payable to each. Participant may from time to time revoke or change his beneficiary designation without the consent of any Beneficiary by filing a new designation with the Company, and each change will revoke all prior designations of Beneficiary. The last such designation of Beneficiary received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to Participant’s death, and in no event shall it be effective as of a date prior to such receipt. A Beneficiary Designation Form sample is attached hereto as Exhibit A.

(b)    Absence of Designation.    If no designation of Beneficiary is in effect at the time of Participant’s death, if no designated Beneficiary survives Participant, or if Participant’s designation of Beneficiary conflicts with law, then Participant’s estate shall be the Beneficiary entitled to receive all Plan benefits then unpaid. The Company may retain such unpaid Plan benefits, without liability for any interest thereon or other earnings or gains thereon, until the rights thereto are determined, or the Company may pay such unpaid Plan benefits, into any court of appropriate jurisdiction, and such payment shall completely discharge all liability of the Company for payment of Plan benefits.

(c)    Payment to Minor or Incompetent Beneficiaries.    In the event a deceased Participant’s Beneficiary is a minor, is legally incompetent, or cannot be located after reasonable effort, the Company will make payment to the court–appointed guardian or representative of such Beneficiary, or to a trust established for the benefit of such Beneficiary, as applicable.

(d)    Judicial Determination.    In the event the Company for any reason considers it improper to direct any payment as specified in this Section 2.1, it may have a court of competent jurisdiction determine to whom payments should be made, in which event all expenses incurred in obtaining such determination may be deducted from the unpaid Plan benefits or charged to the payee. Any such payment shall constitute a complete discharge of all liability of the Company to such Participant under the Plan.

2.2    Payment to Participant’s Representative.    If a Participant is incompetent to handle his affairs as of any date designated by such Participant as a date on which payment of the Participant’s Plan benefits are to be made, the Company will make any payment due to such Participant to his court–appointed personal representative or, if none is appointed, the Company may in its discretion make payments to his spouse, a child, or a brother or sister, or any other person deemed by the Company to have incurred expenses for the care or maintenance of Participant, in such manner and proportions as the Company may determine; provided that the Company may request a court of competent jurisdiction to determine the payee, in which event all expenses incurred in obtaining the determination may be deducted from the unpaid Plan benefits or charged to the payee. Any such payment shall constitute a complete discharge of all liability of the Company to Participant under the Plan.

SECTION III

CLAIMS AND ADMINISTRATION

3.1    Fiduciary and Administrator.    The Company will be the fiduciary and plan administrator under this Plan. The Board of Directors of the Company may authorize a person or group of persons to act as an administrative company of the Plan to fulfill the responsibilities of the Company as plan administrator.

3.2    Claims Procedure.    When Participant or the Beneficiary believe that they have benefits which are not being properly credited, a written claim may be filed with the Board of Directors of the Company stating those benefits believed not to have been credited, the basis of the claim and the specific reference to pertinent Plan provisions on which the claim is based. Within ninety (90) days after the proper submission of a claim, the Company shall furnish the claimant with either an approval or a detailed written denial of his or her claim. If a claim is denied, such written denial shall contain:

(a)    The specific reason or reasons for the denial;

(b)    Specific reference to pertinent Plan provisions on which the denial is based;

(c)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)    Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for further review.

If notice of denial of a claim is not furnished by the Company within the time specified above, the claim shall be deemed to have been denied.

If a claim is denied, either wholly or in part, then the claimant may request a full and fair review of the claim denial by the Company. To effect such a review, the claimant or his authorized agent must make a written application to the Company. Such application must be filed within sixty (60) days after notice of the denial is received or was due. In addition to requesting a review upon written application, the claimant or his or her authorized agent is entitled to review the Plan under which he or she is claiming benefits and any documents pertinent thereto.

After review of the claim by a quorum of the Board of Directors, excluding the Participant, the Company shall forward its decision to the claimant within sixty (60) days after it receives the application for review. The decision on review shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. If a decision on the review is not furnished within sixty (60) days after the Company receives the application for review, such claim shall be deemed denied on review.

SECTION IV

MISCELLANEOUS

4.1    No Effect on Employment Rights.    Nothing contained herein will confer upon Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with Participant without regard to the existence of the Plan. All such employment rights and responsibilities have been made the subject of the Employment Agreement.

4.2    Funding.    Neither Participant nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and the Participant and any Beneficiary shall have the rights of a general unsecured creditor of the Company with respect to any rights under the Plan. Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder. The Company’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future.

4.3    Spendthrift Provision.    No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

4.4    State Law.    The Plan is established under and will be construed according to the laws of the State of Ohio, to the extent that such laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended.

4.5    Notices by Company.    All notices, statements, reports and other communications from the Company to Participant, Beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when delivered to, or when mailed first–class mail, postage prepaid and addressed to Participant, Beneficiary or other person at his or her address last appearing on the records of the Company or when hand delivered to such person.

4.6    Unclaimed Benefit.    Participant at all times shall keep the Company informed of his permanent address and the address(es) of his Beneficiary. The Company will have no obligation to determine the location of any person entitled to benefits hereunder. If the location of Participant or Beneficiary is not made known to the Company when a payment under this Plan is due, the Company shall have no further obligation to pay any Retirement Benefit hereunder to such person and any remaining Retirement Benefit shall be irrevocably forfeited.

4.7    Limitation of Liability.    Notwithstanding any of the preceding provisions of this Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to the Participant or Beneficiary for any claim, loss, liability or expense incurred in connection with the Plan.

4.8    Successors and Assigns.    This Plan shall be binding upon, and inure to the benefit of the respective successors, assigns, heirs and personal representatives of the parties hereto.

4.9    Survival of Covenants.    Any and all covenants and representations made in this Plan shall survive the term of this Plan in order to give effect thereto.

4.10    Amendment and Termination.    This Plan may not be amended or terminated except in a writing signed by both of the parties hereto.

4.11    Severability.    In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had been omitted, and the Company shall have the privilege and opportunity to correct and remedy questions of illegality or invalidity by amendment as provided in the Plan.

4.12    Effect of IRS Determination.    If any amount set aside on the books and records of the Company, placed in the Company Trust, or invested by the Company to help fund the Plan benefits is found in a “determination” (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986 as amended) to have been includible in gross income by Participant prior to the payment thereof as provided under the Plan, such amount shall be immediately paid to Participant notwithstanding Participant’s election or any other provision of the Plan.

4.13    Taxes and Withholding.    All payments of benefits in accordance with the Plan shall be subject to such withholding for taxes and deductions for payroll and other taxes (federal, state or local) as may be due thereon and the determination by the Company as to the amounts withheld from such payments shall be binding upon Participant and his Beneficiary.

4.14    No Rights to Assets Created.    The obligations of the Company to make payments of benefits under the Plan shall constitute a liability of the Company, to Participant and his Beneficiary. Such payments shall be made from the general funds of the Company or from the Company Trust if established. The Company shall be required to establish and/or maintain the Company Trust or a special or separate fund or trust or otherwise to segregate assets to assure that such payments shall be made. Notwithstanding the above, neither Participant nor his Beneficiary shall have any interest in any particular asset of the Company or in the Company Trust or any other trust by reason of the

Company’s obligations hereunder. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and Participant or his Beneficiary.

4.15    Expenses.    The expenses of administration of the Plan, including the payment of the fees of the Trustee, if any, shall be paid by the Company.

4.16    Claims of Other Persons.    The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company or its officers, directors or employees, except as expressly provided for in the Plan.

4.17    Captions.    The captions preceding the Articles, Sections and subsections hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions thereof.

4.18    Plan Binding on Parties.    The Plan shall be binding upon the Participant and any Beneficiary, and, as the case may be, the heirs, executors, administrators, successors and assigns of each of them. Obligations incurred by the Company shall be binding upon the Company, and shall inure to the benefit of the Participant or his Beneficiary.

4.19    Integration with Employment Agreement.    The parties agree that this Plan fulfills the Company’s obligations pursuant to Section 4.01(b) of the Employment Agreement.

4.20    Protective Provisions.    Participant will cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder and by taking such physical examinations as the Company may deem necessary and taking such other action as may be reasonably requested by the Company.

4.21    Terms.    Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, and all cases where they would so apply.

4.22    Severability.    In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision were rephrased to the extent necessary to make said term legal or valid if possible, or if not possible, said illegal or invalid provision shall be stricken here from.

SECTION V

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

5.1    Beneficiary.    Beneficiary means the person, persons or entity designated by Participant on the Beneficiary Designation Form or as provided in Section II to receive any benefits payable under the Plan.

5.2    Deferred Amount.    Deferred Amount means the approximate amount of Two Hundred Fifty-Two Thousand Three Hundred Seventy-Two Dollars ($252,372) per year to be credited by the Company during the term of this Plan to the Deferred Benefit Account for the Participant. The annual Deferred Amounts under this Plan shall commence as of the date hereof, and continue on each February 1st until and including February 1, 2006. The annual Deferred Amounts to be credited to the Deferred Benefit Account for the Participant under the Plan shall be adjusted annually so as to guarantee, subject to the terms of this Plan, a Deferred Benefit, pursuant to Section 5.3 hereof, of One Million Eight Hundred Sixty-Eight Thousand Five Hundred Forty-Three Dollars ($1,868,543) upon an event set forth in Sections 1.1, 1.2 and 1.4.

5.3    Deferral Benefit.    Deferral Benefit means the benefit payable to the Participant on the Retirement Date, death or termination of employment (as defined in Section 1.4), which amount is equal to One Million Eight Hundred Sixty-Eight Thousand Five Hundred Forty-Three Dollars ($1,868,543). The Deferral Benefit payable to the Participant upon an event set forth in Section 1.3 shall be the amount then credited to the Deferred Benefit Account.

5.4    Deferred Benefit Account.    Deferred Benefit Account means the account maintained on the books of account of the Company for Participant with respect to Deferred Amounts. The Participant’s Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. Upon the Disability of the Participant, the amount then deposited in the Deferred Benefit Account, as opposed to the Deferral Benefit, shall be paid to the Participant pursuant to Section 1.3 hereof.

5.5    Disability.    Disability shall have the meaning assigned to it in the Employment Agreement.

IN WITNESS WHEREOF, Participant has hereunto set his hand and the Company has caused this Agreement to be executed by its proper officer as of the date hereinafter written.

                                                                                                                                                        Date:
Theodore K. Zampetis

“Participant”

                                                               Date:
Curtis E. Moll, Chairman of the Board

“Company”
SHILOH INDUSTRIES, INC.

Exhibit A

“Intentionally Omitted”

Exhibit B

SHILOH INDUSTRIES, INC.
RABBI TRUST AGREEMENT

This Trust Agreement is made effective this 1st day of February, 2002 (although signed at a later date), by and between Shiloh Industries, Inc. (the “Company”) and Steven E. Pryatel (the “Trustee”).

RECITALS

WHEREAS, Company has adopted the Theodore K. Zampetis Supplemental Executive Retirement Plan (“Plan”) effective February 1, 2002; and

WHEREAS, the sole participant in the Plan is Theodore K. Zampetis (the “Participant”); and

WHEREAS, Company has incurred and/or expects to incur liability under the terms of such Plan with respect to the Participant participating in such Plan; and

WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to the Plan Participant and his beneficiaries in such manner and at such times as specified in the Plan; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for purposes of Title I of the Employee Retirement Income Security Act of 1974 as amended; and

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan.

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section I

Establishment Of Trust

1.1    Company hereby deposits with Trustee in trust Two Hundred Fifty-Two Thousand Three Hundred Seventy-Two ($252,372), which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

1.2    The Trust hereby established is revocable by Company; it shall become irrevocable upon a Change of Control, as defined in a certain employment agreement, dated an even date herewith by and between the Company and the Participant (the “Employment Agreement”).

1.3    The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of Section 671 of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

1.4    The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of the Plan Participant and general creditors as herein set forth. The Plan Participant and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of the Plan Participant and his beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency, as defined in Section 3.1 herein.

1.5    Company may from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee or the Plan Participant or any beneficiary shall have any right to compel such additional deposits.

Section II

Payments to the Plan Participant and His Beneficiaries

2.1    Company shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of the Participant under the Plan (and his beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amount so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Participant of the Plan and his beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state, or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

2.2    The entitlement of the Plan Participant or his beneficiaries to benefits under the Plan shall be determined by the Company under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

2.3    Company may make payment of benefits directly to Plan Participant or his beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to the Participant or his beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company in advance if available principal and/or earnings are not sufficient to make a scheduled payment.

Section III

Trustee Responsibility Regarding Payments to Trust Beneficiary When
Company Is Insolvent

3.1    Trustee shall cease payment of benefits to the Plan Participant and his beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

3.2    At all times during the continuance of this Trust the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(a)    The Board of Directors and the Chief Financial Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to the Plan Participant or his beneficiaries.

(b)    Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(c)    If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to the Plan Participant or his beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust agreement shall in any way diminish any rights of the Plan Participant or his beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(d)    Trustee shall resume the payment of benefits to the Plan Participant or his beneficiaries in accordance with Section II of this Trust Agreement only after Trustee has determined that Company is no longer Insolvent or not Insolvent if an allegation of Insolvency has been raised.

3.3    Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3.2 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Plan Participant or his beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan Participant or his beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

Section IV

Payments to Company

4.1    Except as provided in Section III hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to the Plan Participant and his beneficiaries pursuant to the terms of the Plan.

Section V

Investment Authority

5.1    In no event may Trustee invest in securities (including stock or rights to acquire stock) or obligations issued by the Company. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with the Plan Participant.

5.2    Company shall have the right at anytime, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

5.3    Trustee shall have the power to exercise any insurance policy rights with respect to any insurance policy or certificate comprising Trust property hereunder including, without limiting the generality of such authority, the right to convert insurance policies or insurance coverages as may then be available.

5.4    In the administration of each trust estate created hereunder, the Trustee or any Successor Trustee shall have the following powers in addition to powers otherwise conferred upon the Trustee by law or by this Agreement, such powers to be exercised from time to time in the Trustee’s sole discretion and without order of court:

(a)    To hold, manage, sell, exchange, convey or transfer the trust property, and to lease or make contracts respecting such property for any term irrespective of the duration of the trust, all at such prices and upon such terms and conditions and in such manner as the Trustee shall determine;

(b)    To participate in reorganizations, recapitalizations, consolidations, mergers, exchanges, liquidations and creditors’ and bondholders’ agreements or any similar plan, to consent to such plan and any action thereunder or to any contract, lease, mortgage, purchase, sale or other action by any corporation or other business organization;

(c)    To register or hold share certificates, bonds or any other trust property hereunder in the name of the Trustee’s nominee, provided that the Trustee shall be responsible for the acts of the nominee of the Trustee;

(d)    To exercise voting rights and issue proxies, which may be discretionary and with power of substitution, in connection with any stock or other securities held hereunder;

(e)    To exercise rights and options to purchase shares of stock or other property, to borrow money for such purposes, and to sell or redeem fractional shares of stock or other property;

(f)    To make any division or distribution hereunder in cash, in kind or in both, and to make any allocation of assets between trust estates established hereunder without regard to any requirement to effect a proportionate allocation of each asset and without the consent of any beneficiary, provided that any trust property so divided or distributed in kind shall be valued at its fair market value at date of distribution;

(g)    To employ and rely upon the advice of brokers, agents, accountants and attorneys, including any such who may be a Trustee hereunder, and including any firm of accountants or attorneys with which the Trustee may be associated or in which the Trustee may be a partner;

(h)    To execute deeds, leases, transfers, assignments and any other instruments necessary to carry out the Trustee’s powers hereunder;

(i)    To allocate and apportion receipts, gains, losses, disbursements and expenses to and between income and principal as the Trustee, in the Trustee’s sole discretion shall determine, notwithstanding the provisions of Ohio Revised Code Chapter 1340;

(j)    To add to principal whenever the Trustee determines it to be convenient any properly undistributed income of any trust estate hereunder.

5.5    The Trustee may employ one or more investment advisors, (including any such investment advisor who may be acting as a Trustee hereunder) to direct or assist the Trustee with respect to the investment and reinvestment of the trust property hereunder. Any such investment advisor shall be a qualified bank or trust company or an investment advisor or investment advisory firm registered under the Investment Advisors Act of 1940. As to any investments or reinvestments made by the Trustee pursuant to the advice or direction of such investment advisor, the Trustee shall be liable only for gross negligence in the selection of the investment advisor. Furthermore, the Trustee may employ one or more custodians to have possession of any property which may comprise any trust estate held hereunder. Such custodian shall be a qualified bank, brokerage firm, or trust company.

Section VI

Disposition of Income

6.1    During the term of this Trust, all income received by the Trust, net of expenses, taxes and payments to the Plan Participant and/or beneficiaries shall be accumulated and reinvested.

Section VII

Accounting by Trustee

7.1    Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made including such specific records as shall be agreed upon in writing between Company and Trustee. Within ninety (90) days following the close of each calendar year and within ninety (90) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

Section VIII

Responsibility of Trustee

8.1    Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

8.2    If Trustee undertakes or defends any litigation or threatened litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

8.3    Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

8.4    Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

8.5    Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

8.6    However, notwithstanding the provisions of Section 8.5 above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

8.7    Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

8.8    Trustee may make payment of any income or principal otherwise payable to any beneficiary hereunder who is, in the sole judgment of the Trustee, incapable of managing financial affairs on account of illness, age, physical handicap, unavailability or for any other cause, either (i) to the parent or guardian of such beneficiary; (ii) to the person with whom or the institution in which such beneficiary resides; (iii) to the spouse or children of such beneficiary who are legally or in fact dependent upon such beneficiary for their maintenance, health, support and education; (iv) in the case of a beneficiary who has not attained twenty–one (21) years of age, by paying the same directly to such beneficiary or to a statutory custodian for such beneficiary; or (v) by applying the same for the benefit of such beneficiary, and the receipt of such permitted recipient or evidence of the application of such payment for the benefit of such beneficiary shall be a full discharge to the Trustee for such payment.

8.9    Trustee may make payments or distribution of any income or principal payable to any beneficiary hereunder by directly depositing the payment or distribution into an account at any bank or savings institution carried in the beneficiary’s name or jointly with another or others, but only upon receipt of written directions from the beneficiary.

8.10    Trustee may add to principal whenever the Trustee determines it to be convenient any properly undistributed income of any trust estate hereunder.

8.11    The powers conferred upon the Trustee by this Trust Agreement and pursuant to law, singly and as a whole, are exercisable by the Trustee only in a fiduciary capacity. No such power shall be construed or exercised to enable any person to purchase, exchange, or otherwise deal with or dispose of the trust property hereunder for less than an adequate consideration in money or money’s worth or to authorize loans of the trust property except on the basis of an adequate interest charge and with adequate security. No such power shall be construed or exercised to permit any distribution of income or principal to or for the benefit of any beneficiary hereunder which would discharge any legal obligation of any Trustee hereunder or of any person holding a power to remove or replace a Trustee hereunder.

8.12    The Trustee may appoint and remove by written instrument containing such terms and conditions as the Trustee deems appropriate, any person or persons, bank, brokerage firm, or trust company, or combination thereof, as special Trustee to hold all or any part of the trust property which the Trustee determines, in the Trustee’s sole discretion, he or she cannot because of legal limitations on the Trustee’s powers, hold as Trustee hereunder, or which he or she deems inadvisable to hold for any reason. Such special Trustee, except as specifically limited by the appointing instrument, shall have all powers, duties and immunities herein granted to the Trustee with respect to the trust property held by such special Trustee. The Trustee shall not be liable for the neglect, omission or wrongdoing of any such special Trustee, provided that the Trustee shall have exercised reasonable care in the selection of such special Trustee.

8.13    No Trustee shall be prevented from serving in such capacity or prevented from performing any function or exercising any authority hereinbefore conferred upon him or her by reason of the fact that he or she is or may be interested as a director, officer, shareholder or otherwise, in the Company or in one or more of the corporations which shall have issued securities held hereunder or in any corporation acting as Trustee hereunder, even though such interest may be affected thereby.

8.14    No person dealing with the Trustee shall be obligated to inquire into the Trustee’s power or authority or into the validity of any act of the Trustee or be liable for the application of any money paid or loaned to the Trustee in the course of the management of the Trust.

8.15    Until the Trustee receives written notice of any event upon which the right to payments under this Trust may depend, the Trustee shall incur no liability for disbursements made in good faith to persons whose interest may have been affected by that event.

8.16    The Trustee shall not be liable for any action or failure to act with respect to the matters set forth in this Article, unless the Trustee is shown to have acted in bad faith or in gross disregard of his or her duties.

Section IX

Compensation and Expenses of Trustee

9.1    Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

Section X

Resignation and Removal of Trustee

10.1    Trustee may resign at any time by written notice to Company, which shall be effective thirty (30) days after receipt of such notice unless Company and Trustee agree otherwise.

10.2    Trustee may be removed by Company on sixty (60) days notice or upon shorter notice accepted by Trustee.

10.3    Upon a Change of Control, as defined in the Employment Agreement, Trustee may not be removed by Company for three (3) years except for a breach of this Trust.

10.4    If Trustee resigns or is removed within three (3) years of a Change of Control, as defined herein, Trustee shall select a successor Trustee in accordance with the provisions of Section 11.2 hereof prior to the effective date of Trustee’s resignation or removal.

10.5    Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within thirty (30) days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

10.6    If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section XI hereof, by the effective date of resignation or removal under Section X. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section XI

Appointment of Successor Trustee

11.1    If Trustee resigns in accordance with Section X, Company may appoint any third party, such as a lawyer, certified public accountant, bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

11.2    If Trustee resigns or is removed pursuant to the provisions of Section X and selects a successor Trustee, Trustee may appoint any third party such as a lawyer, certified public accountant, bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

11.3    The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections VII and VIII hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section XII

Amendment or Termination

12.1    This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1.2 hereof. Amendments to conform to tax law or to fully carry out and implement the terms of the Plan shall be freely allowed.

12.2    The Trust shall not terminate until the date on which the Plan Participant and his beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

12.3    Upon written approval of the Plan Participant or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.

Section XIII

Miscellaneous

13.1    Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

13.2    Benefits payable to the Plan Participant and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

13.3    This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

Section XIV

Effective Date

14.1    The effective date of this Trust Agreement shall be February 1, 2002.

IN WITNESS WHEREOF, the undersigned has executed this Trust Agreement consisting of ten (10) pages in multiple counterparts, each of which shall constitute an original effective as of the day and year first above written.

Steven E. Pryatel, Trustee

SHILOH INDUSTRIES, INC.

Curtis E. Moll, Chairman of the Board

Exhibit E

SHILOH INDUSTRIES, INC.

NONCOMPETITION, NONDISCLOSURE AND
PATENT ASSIGNMENT AGREEMENT

This Noncompetition, Nondisclosure and Patent Assignment Agreement (this “Agreement”) is made effective this 1st day of February, 2002, by and between Theodore K. Zampetis (“Employee”) and Shiloh Industries, Inc., a Delaware corporation.

WHEREAS, during the course of Employee’s employment with the Company, Employee has and will continue to gain access to or knowledge of, or work on the development or creation of, confidential and proprietary information, including: (a) supplier and customer lists and supplier and customer-specific information; (b) marketing plans and proposals; (c) product and process designs, formulas, processes, plans, drawings and concepts; (d) research and development data and materials, including those relating to the research and development of products, materials or manufacturing and other processes; (e) financial and accounting records; and (f) other information with respect to the Company and its subsidiaries which if divulged to the Company’s competitors would impair the Company’s ability to compete in the marketplace (such information is collectively referred to as “Proprietary Information”); and

WHEREAS, the Company is now selling products throughout the United States and in Canada and Mexico (such countries, together with any other countries in which the Company is currently conducting, or conducts business at any time during the course of Employee’s employment with the Company, are hereinafter collectively referred to as the “Foreign Countries”);

NOW, THEREFORE, in consideration of Employee’s employment with the Company, the salary or wages to be paid and benefits to be provided by the Company, and other consideration, the sufficiency of which is hereby expressly acknowledged, Employee agrees as follows:

1.    During the term of Employee’s employment with the Company and for a period of twelve (12) months after termination of Employee’s employment with the Company for any reason, or for such shorter periods as the Company may agree in writing, Employee shall not directly or indirectly engage in any activity, whether on Employee’s own behalf or as an employee, consultant or independent contractor of any other person or entity which competes with the Company within the United States or any of the Foreign Countries, for the development, production or sale of any product, material or process to be sold, produced or used by the Company during the course of Employee’s employment with the Company, including any product, material or process which may be under development by the Company during the course of Employee’s employment with the Company and of which Employee has, or hereafter gains, knowledge.

2.    The noncompetition covenant set forth above will not impose undue hardship on Employee and is reasonable in both geographic scope and duration in view of: (a) the Company’s legitimate interest in protecting its Proprietary Information, the disclosure of which to the Company’s competitors would substantially and unfairly impair the Company’s ability to compete in the marketplace or substantially and unfairly benefit the Company’s competitors; (b) the specialized training that has been and will continue to be provided to Employee by the Company and the experience to be gained by Employee during the course of Employee’s employment with the Company; (c) the fact that the services to be rendered by Employee on behalf of the Company will be specialized, unique and extraordinary; (d) the fact that the Company directly competes within the United States and the Foreign Countries in the sale, production and development of products, materials or processes; and (e) the consideration provided by the Company.

3.    Employee shall not disclose or divulge Proprietary Information to any person or entity at any time during the course of Employee’s employment with the Company or at any time thereafter, except as may be required in the ordinary course and good-faith performance of Employee’s employment with the Company. At the time of termination of Employee’s employment with the Company for any reason, or at such time as the Company may request, Employee shall promptly deliver or return, without retaining any copies, all Proprietary Information in Employee’s possession or control, whether in the form of computer-generated documents or otherwise, and, pursuant to the Company’s instructions, shall erase, destroy or return all stored data, whether stored on computer or otherwise, and shall not attempt to use or restore any such data.

4.    During the term of Employee’s employment with the Company and for a period of twenty-four (24) months after termination of the Employee’s employment with the Company for any reason, Employee will not employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Company to leave his or her employment and become an employee, consultant or representative of any other entity, including but not limited to Employee’s new employer, if any.

5.    The noncompetition and disclosure covenants set forth above are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in an action at law. A breach by Employee of this Agreement will cause the Company great and irreparable injury and damage. Therefore, the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This paragraph shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.

6.    Employee shall promptly and fully disclose in writing to the Company any inventions, improvements, discoveries, operating techniques, or “know-how”, whether patentable or not (hereinafter referred to as the “Inventions”), conceived or discovered by Employee, either solely or jointly with others, during the course of Employee’s employment with the Company, or within six (6) months thereafter.

7.    Employee shall on the request of the Company, and hereby does, assign to the Company all of Employee’s right, title and interest in any of the Inventions which relate to, or are useful in connection with, any aspect of the business of the Company as carried on or contemplated at the time the Invention is made, whether or not Employee’s duties are directly related thereto, and the Company shall be the sole and absolute owner of any of the Inventions so assigned; Employee shall perform any further acts or execute any papers at the expense of the Company which it may consider necessary to secure for the Company or its successors or assigns any and all rights relating to the Inventions, including patents in the United States and Foreign Countries.

8.    The Company shall be the sole judge as to whether the Inventions are related to or useful in connection with any aspect of the business of the Company as carried on or contemplated at the time the Invention is made and as to whether patent applications should be filed in the United States or in Foreign Countries.

9.    The Company shall have the option of taking a permanent, royalty-free license to manufacture, use, and sell any of the Inventions conceived or discovered by Employee during the course of Employee’s employment with the Company, or within six (6) months thereafter, that are not assigned to the Company under paragraph 7.

10.    Attached hereto as Schedule 1 is a complete list of all patented and unpatented Inventions conceived or discovered by Employee, either solely or jointly with others, prior to the commencement of Employee’s employment with the Company and which are to be excluded from the provisions of this Agreement. Attached hereto as Schedule 2 is a complete list of all patented and unpatented Inventions conceived or discovered by Employee, either solely or jointly with others, during the course of Employee’s employment with the Company, but prior to the date of this Agreement, which are to be included in the provisions of this Agreement.

11.    In the event that Employee has conceived or discovered, or hereafter conceives or discovers any Invention during the course of Employee’s employment with the Company, or within six (6) months thereafter, which does not relate to, and is not useful in connection with, any aspect of the business of the Company as carried on or contemplated at the time the Invention is or was made or discovered, the Company shall, upon the written request of Employee and within ninety (90) days of the receipt thereof, notify Employee whether or not it desires to retain ownership of such Invention. If the Company elects not to retain such ownership, it shall accompany such notice with a reassignment of its interest in such Invention to Employee. If, at any time after the filing of a patent application for any such Invention, the Company elects to retain only license rights therein, the Company shall convey to Employee ownership therein subject to such license rights and shall prosecute such application to final allowance or rejection.

12.    Employee agrees to give an exit interview to the Company upon termination of his employment for any reason. Employee further agrees that the Company may notify anyone employing him or evidencing an intention to employ him of the existence of this Agreement.

13.    Upon the execution of this Agreement by Employee and the Company, any and all previous agreements between Employee and the Company relating specifically to the subject matter of this Agreement shall be null and void and this Agreement shall constitute the sole agreement between the parties with respect to the subject matter hereof.

14.    This Agreement shall inure to the benefit of the Company and any successors and assigns of the Company.

15.    Any waiver of a right under this Agreement shall not be deemed or interpreted as a waiver of any other rights under this Agreement.

16.    This Agreement does not and shall not be construed to create any employment contract or term of employment.

17.    Any alteration, modification or waiver of any of the terms of this Agreement must be made or approved by the Company in writing.

18.    With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, Employee acknowledges and agrees that such court shall have jurisdiction to reform this Agreement so that it is enforceable to the maximum extent permitted by law, and Employee and the Company agree to abide by such court’s determination. If such unenforceable provision cannot be reformed, such provision shall be severed, but every other provision of this Agreement shall remain in full force and effect.

19.    This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, this Agreement has been executed by Employee and on behalf of Shiloh Industries, Inc., by its duly authorized officer, as of the day and year hereinafter written.

WITNESSES:                                                                       EMPLOYEE:

                                                                                                                                               Date:
                                                                                        Theodore K. Zampetis

SHILOH INDUSTRIES, INC.

By:                                                          Date:
Curtis E. Moll
Title:    Chairman of the Board

cc: Corporate Human Resources

SCHEDULE 1

List of Inventions Excluded from Agreement

None

SCHEDULE 2

List of Inventions Conceived or Discovered Prior to Date of this Agreement

None